Exhibit 99.1

RCI Results Continued to Improve with 3Q16 EPS at $0.27 GAAP & $0.34 Non-GAAP

HOUSTON – August 4, 2016 – RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced performance continued to improve in the Fiscal 2016 third quarter ended June 30, 2016.

3Q16 Highlights

•	GAAP EPS diluted was $0.27 compared to $0.78 in the year ago quarter.

•	3Q16 included a $1.0 million additional tax reserve, while 3Q15 reflected an $8.2 million pre-tax gain.

•	Excluding these and other items, non-GAAP EPS diluted was $0.34 compared to $0.31 in 3Q15.

•	Free cash flow (FCF) totaled $6.4 million in 3Q16 and $16.7 million in the first nine months of FY16.

•	As a result, for the second quarter in a row, RCI has upwardly revised its FY16 FCF target, now to the $19-21 million range, from $16-$19 million last quarter and $15-18 million at the start of FY16.

Cash Dividend & Share Buy Backs

•	RCI accelerated its share buyback program in FY16, taking advantage of its strong FCF to return capital to shareholders.

•	During 3Q16, RCI used $1.1 million to buy back 106,093 shares as part of its ongoing program. During the first nine months of FY16, the company used approximately $5.8 million to buy back 606,995 shares.
•	RCI also announced yesterday the company’s 4Q16 $0.03 dividend will be paid September 26, 2016 to shareholders of record September 9, 2016.

Conference Call this Afternoon

•	A conference call to discuss these results, outlook and related matters will be held today at 4:30 PM ET

•	Dial In: 877-407-9210 (toll free) or 201-689-8049 (domestic or international)

•	Webcast URL: http://www.investorcalendar.com/event/175161

Meet Management Tonight

Eric Langan, President & CEO, invites investors to meet management and tour one of the company's top clubs.

•	When: Thursday, August 4, 2016, 6:00 PM to 8:00 PM ET

•	Where: Rick’s Cabaret New York, at 50 W. 33rd Street, between Fifth Avenue and Broadway

•	RSVP: With your contact information to gary.fishman@anreder.com

CEO Comment

“We are pleased 3Q16 revenues, margins, profits, and free cash flow continued to improve,” Mr. Langan said. “Total revenues rose 1.5%, non-GAAP EPS grew 9.7%, and free cash flow increased 47.9% year over year.

“We achieved our 3Q16 results through improvements at existing units and the previously announced elimination of under-performing units. Results could have been even better if not for heavy rains throughout Texas in the month of May.

“Sales continued to move in the right direction in 3Q16. Same store sales of $31.6 million were up 0.07% year over year, compared to being down in the first half. Although relatively small, the increase represents a steadily improving trend.

“Non-GAAP operating margin has improved three quarters in a row, and for the first time this fiscal year, was ahead of the year ago quarter. Of note, Bombshells operating margin reached a record 18.1%. As a result of our first nine months’ performance, for the second quarter in a row, we have upwardly revised our FY16 FCF target, now to the $19-21 million range.

“We continue to successfully execute on our FY16 plan, which calls for margin, EPS, and FCF growth, with 4Q16 total sales expected to benefit from a full quarter of the two reopened clubs.

“Fiscal 2017 should continue to benefit from our improved model; the opening of a new sport-themed club in Manhattan, now scheduled for our 1Q17; a new Bombshells in North Houston, now scheduled for our 2Q17; and a strong sports line-up that should enhance activity at our units in Minneapolis, Houston and New York City.

“RCI remains committed to our capital allocation policy, using free cash flow to enhance shareholder value through share repurchases and dividends. As part of this policy, we will continue to evaluate the risk adjusted returns on capital expenditures or acquisitions relative to the after tax yield on FCF we can obtain by repurchasing our own shares.

“While opportunities may arise to acquire or open new units or pay down debt ahead of schedule, we generally believe the best allocation of our capital is the risk-adjusted, after-tax, FCF yield of buying our own shares as long as our stock stays at this low valuation relative to RCI’s cash flow generation.”

3Q16 Analysis

Total Revenues

•	Total revenues of $34.0 million increased $0.5 million or 1.5% from $33.5 million in 3Q15.

•	Total sales by month were up year over year in April, down in May primarily due to heavy rains in Texas, and then a rebound in June.

•	There were two fewer units compared to 3Q15 and two clubs undergoing re-concepting did not reopen until mid-3Q16.

•	Beverage sales and other revenues continued to exceed last year’s levels. While off slightly from 3Q15, food and service revenues continued to show sequential quarterly improvement in FY16.

Operating Income & Margin

•	Income from operations was $6.7 million, or 19.6% of revenues, compared to $14.2 million, or 42.3%, in 3Q15, which included the above mentioned $8.2 million gain from the Texas Patron Tax settlement.

•	On a non-GAAP basis, which excludes this gain and other items from both periods, operating income was $7.1 million, or 20.9% of sales, up from $6.4 million, or 19.2% in 3Q15.

•	The increase reflects improved operating margins in both the nightclubs (on a non-GAAP basis) and Bombshells segments.

3Q16 Segment Analysis

Nightclubs

•	Sales of $28.3 million compared to $28.7 in the year ago quarter, with 38 units in operation versus 40.

•	Operating income was $9.2 million, or 32.4% of sales, compared to $17.3 million, or 60.2%, in 3Q15, which included the $8.2 million gain.

•	On a non-GAAP basis, excluding the gain and other items, operating income was $9.3 million, or 32.9% of sales, compared to $9.1 million, or 31.8%, in 3Q15.

Bombshells

•	Record sales of $5.0 million were up 13.1% compared to $4.4 million in the year ago quarter, with five units in operation in both periods.

•	Operating income was a record $0.905 million, or 18.1% of revenue, compared to $0.369 million, or 8.3%, in 3Q15.
•	The restaurants benefitted in part from a redesigned menu and new menu items.

3Q16 Other Metrics

•	Occupancy Costs: Occupancy costs, which the company measures as a combination of rent plus interest expense, declined to 8.1% of revenues compared to 8.4% in 3Q15. The decline reflects significantly lower rent due to the acquisitions of club real estate in New York City in early 2Q16 and of Miami Gardens in 4Q15.

•	Effective Tax Rate: ETR was 43.0% compared to 35.5% in 3Q15. 3Q16 included a $1.0 million reserve established to pay for additional New York City and state income taxes and the benefit of $0.25 million in FICA credits not previously claimed.

•	Adjusted EBITDA & Free Cash Flow (FCF): RCI’s cash generating power, as reflected by adjusted EBITDA, increased 6.6%, to $8.6 million from $8.1 million in 3Q15. FCF of $6.4 million increased 47.9% from $4.3 million in 3Q15. The new FCF $19-21 million target is based on cash provided by operating activities of $21.5-23.5 million less maintenance capital expenditures of $2.5 million.
•	Balance Sheet (June 30, 2016 compared to March 31, 2016): Total stockholders’ equity increased to $133.5 million from $131.9 million due to net income partially offset by share buy backs and dividends.

Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, management uses certain “non-GAAP financial measures” within the meaning of the SEC Regulation G, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor non-GAAP financial measures because it describes the operating performance of the company and helps management and investors gauge our ability to generate cash flow, including adjustments that enhance comparability, that are included in the most directly comparable measures calculated and presented in accordance with GAAP. Relative to each of the non-GAAP financial measures, we further set forth our rationale as follows:

•	Non-GAAP Operating Income and Non-GAAP Operating Margin. We exclude from non-GAAP operating income and non-GAAP operating margin amortization of intangibles, gain on settlement of patron tax case, gains and losses from asset sales, gain on settlement of patron tax issue, impairment of assets, stock-based compensation charges, litigation and other one-time legal settlements. We believe that excluding these items assists investors in evaluating period-over-period changes in our operating income and operating margin without the impact of items that are not a result of our day-to-day business and operations. While we were in litigation in the patron tax case, we also included patron taxes as an exclusion, but after settlement of the case, we no longer exclude patron taxes from operating income.
•	Non-GAAP Net Income and Non-GAAP Net Income per Basic Share and per Diluted Share. We exclude from non-GAAP net income and non-GAAP net income per diluted share and per basic share amortization of intangibles, gain on settlement of patron tax case, income tax expense, impairment charges, gains and losses from asset sales, stock-based compensation, litigation and other one-time legal settlements, gain on contractual debt reduction, and include the Non-GAAP provision for income taxes, calculated as the tax-effect at 35% effective tax rate of the pre-tax non-GAAP income before taxes less stock-based compensation, because we believe that excluding such measures helps management and investors better understand our operating activities. While we were in litigation in the patron tax case, we also included patron taxes as an exclusion, but after settlement of the case, we no longer exclude patron taxes from net income.
•	Adjusted EBITDA. We exclude from Adjusted EBITDA depreciation expense, amortization of intangibles, income tax, interest expense, interest income, gains and losses from asset sales, litigation and other one-time legal settlements, gain on settlement of patron tax case, gain on contractual debt reduction and impairment charges because we believe that adjusting for such items helps management and investors better understand operating activities. Adjusted EBITDA provides a core operational performance measurement that compares results without the need to adjust for Federal, state and local taxes which have considerable variation between domestic jurisdictions. Also, we exclude interest cost in our calculation of Adjusted EBITDA. The results are, therefore, without consideration of financing alternatives of capital employed. We use Adjusted EBITDA as one guideline to assess our unleveraged performance return on our investments. Adjusted EBITDA is also the target benchmark for our acquisitions of nightclubs.
•	Free Cash Flow. We define Free Cash Flow as cash flows from operating activities less maintenance capex. Free Cash Flow provides a core operational performance measurement of the cash the company generates after expenses required to maintain its asset base. It also enables the company to calculate the Free Cash Flow return related to its market capitalization. Free Cash Flow allows the company to pursue opportunities to enhance shareholder value. This could include, but is not limited to, buying back shares, paying dividends, making acquisitions, opening new units, or reducing debt.

Note

•	Starting with 1Q16, revenues (including prior comparable periods) are being reported net of sales taxes and other revenue related taxes, RCI having chosen to early adopt new revenue accounting standards.

•	Unit counts are at period end.
•	All references to, the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With 43 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen clubs and sports bars/restaurants. Clubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis, Indianapolis and other cities operate under brand names, such as “Rick's Cabaret,” “XTC,” “Club Onyx,” “Vivid Cabaret,” “Jaguars” and “Tootsie’s Cabaret.” Sports bars/restaurants operate under the brand name “Bombshells.” Please visit http://www.rcihospitality.com/

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

RCI HOSPITALITY HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	FOR THE THREE MONTHS		FOR THE NINE MONTHS
	ENDED JUNE 30,		ENDED JUNE 30,
(in thousands, except per share data)	2016	2015	2016	2015
	(UNAUDITED)		(UNAUDITED)
Revenues:
Sales of alcoholic beverages	$14,333	$13,909	$43,511	$42,225
Sales of food and merchandise	4,614	4,671	13,557	14,341
Service revenues	12,780	13,163	38,626	40,538
Other	2,225	1,723	6,129	5,556
Total revenues	33,952	33,466	101,823	102,660

Operating expenses:
Cost of goods sold	5,281	5,033	15,692	15,525
Salaries and wages	8,256	8,176	24,308	24,323
Stock compensation	120	120	360	360
Other general and administrative:
Taxes and permits	3,066	3,149	9,567	9,548
Charge card fees	618	562	1,788	1,653
Rent	725	1,189	2,532	3,514
Legal and professional	1,012	939	3,099	2,962
Advertising and marketing	1,407	1,506	3,937	4,185
Insurance	895	866	2,676	2,487
Utilities	692	727	2,096	2,169
Depreciation and amortization	1,825	1,923	5,468	5,454
Loss (gain) on sale of property	(38)	178	(165)	160
Impairment of assets	-	-	-	1,358
Settlement of lawsuits and other one-time costs	139	10	741	10,560
Gain on settlement of Texas Patron Tax	-	(8,167)	-	(8,167)
Other	3,297	3,103	9,800	8,893
Total operating expenses	27,295	19,314	81,899	84,984
Operating income	6,657	14,152	19,924	17,676

Other income (expense):
Interest income	1	-	4	39
Interest expense	(2,040)	(1,630)	(5,918)	(5,032)
Gain from acquisition of controlling interest in subsidiary	-	-	-	577
Income before income taxes	4,618	12,522	14,010	13,260
Income taxes	1,986	4,442	3,646	5,023
Net income	2,632	8,080	10,364	8,237
Less: net loss attributable to noncontrolling interests	21	187	346	549
Net income attributable to RCI Hospitality Holdings, Inc.	$2,653	$8,267	$10,710	$8,786

Basic earnings per share attributable to RCIHH shareholders:
Net income	$0.27	$0.81	$1.06	$0.86
Diluted earnings per share attributable to RCIHH shareholders:
Net income	$0.27	$0.78	$1.06	$0.85

Weighted average number of common shares outstanding:
Basic	9,906	10,245	10,071	10,262
Diluted	10,047	10,707	10,211	10,724

Dividends per share	$0.03	$-	$0.06	$-

RCI HOSPITALITY HOLDINGS, INC.

SEGMENT INFORMATION

	FOR THE THREE MONTHS		FOR THE NINE MONTHS
	ENDED JUNE 30,		ENDED JUNE 30,
(in thousands)	2016	2015	2016	2015

Business segment sales:
Nightclubs	$28,336	$28,687	$86,272	$87,807
Bombshells	5,005	4,425	14,013	13,407
Other	611	354	1,538	1,446
	$33,952	$33,466	$101,823	$102,660

Business segment operating income (loss):
Nightclubs	$9,172	$17,271	$27,844	$26,000
Bombshells	905	369	2,150	1,480
Other	(650)	(682)	(2,154)	(1,995)
General corporate	(2,770)	(2,806)	(7,916)	(7,809)
	$6,657	$14,152	$19,924	$17,676

Business segment operating margin:
Nightclubs	32.4%	60.2%	32.3%	29.6%
Bombshells	18.1%	8.3%	15.3%	11.0%
Other	-106.4%	-192.7%	-140.0%	######

Reconciliation of Nightclubs GAAP operating income to
non-GAAP operating income
Nightclubs operating income	$9,172	$17,271	$27,844	$26,000
Impairment of assets	-	-	-	1,358
Litigation and other one-time settlements	139	10	741	10,560
Gain on settlement of Patron tax case	-	(8,167)	-	(8,167)
Nightclubs non-GAAP operating income	$9,311	$9,114	$28,585	$29,751

Nightclubs non-GAAP operating margin	32.9%	31.8%	33.1%	33.9%

RCI HOSPITALITY HOLDINGS, INC.

NON-GAAP FINANCIAL MEASURES*

	FOR THE THREE MONTHS		FOR THE NINE MONTHS
	ENDED JUNE 30,		ENDED JUNE 30,
($ in thousands, except per share data)	2016	2015	2016	2015

Reconciliation of GAAP net income to
Adjusted EBITDA
GAAP net income	$2,653	$8,267	$10,710	$8,786
Income tax expense	1,986	4,442	3,646	5,023
Interest expense and income and gain from acquisition of controlling interest in subsidiary	2,039	1,630	5,914	4,416
Litigation and other one-time legal settlements	139	10	741	10,560
Gain on settlement of Patron tax case	-	(8,167)	-	(8,167)
Impairment of assets	-	-	-	1,358
Depreciation and amortization	1,825	1,923	5,468	5,464
Adjusted EBITDA	$8,642	$8,105	$26,479	$27,440

Reconciliation of GAAP net income to
non-GAAP net income
GAAP net income	$2,653	$8,267	$10,710	$8,786
Amortization of intangibles	184	312	583	892
Gain from acquisition of controlling interest in subsidiary	-	-	-	(577)
Stock-based compensation	120	120	360	360
Litigation and other one-time settlements	139	10	741	10,560
Gain on settlement of Patron tax case	-	(8,167)	-	(8,167)
Income tax expense	1,986	4,442	3,646	5,023
Impairment of assets	-	-	-	1,358
Non-GAAP provision for income taxes	(1,737)	(1,702)	(5,488)	(6,256)
Non-GAAP net income	$3,345	$3,282	$10,552	$11,979

Reconciliation of GAAP diluted net income
per share to non-GAAP diluted net income per share
Fully diluted shares	10,047	10,707	10,211	10,724
GAAP net income	$0.27	$0.78	$1.06	$0.85
Amortization of intangibles	0.02	0.03	0.06	0.08
Gain from acquisition of controlling interest in subsidiary	-	-	-	(0.05)
Stock-based compensation	0.01	0.01	0.04	0.03
Litigation and other one-time settlements	0.01	0.00	0.07	0.98
Gain on settlement of Patron tax case	-	(0.76)	-	(0.76)
Income tax expense	0.20	0.41	0.36	0.47
Impairment of assets	-	-	-	0.13
Non-GAAP provision for income taxes	(0.17)	(0.16)	(0.54)	(0.58)
Non-GAAP diluted net income per share	$0.34	$0.31	$1.04	$1.15

Reconciliation of GAAP operating income to
non-GAAP operating income
GAAP operating income	$6,657	$14,152	$19,924	$17,676
Amortization of intangibles	184	312	583	892
Gain from acquisition of controlling interest in subsidiary	-	-	-	(577)
Stock-based compensation	120	120	360	360
Impairment of assets	-	-	-	1,358
Gain on settlement of Patron tax case	-	(8,167)	-	(8,167)
Litigation and other one-time settlements	139	10	741	10,560
Non-GAAP operating income	$7,100	$6,427	$21,608	$22,102

Reconciliation of GAAP operating margin to
non-GAAP operating margin
GAAP operating income	19.6%	42.3%	19.6%	17.2%
Amortization of intangibles	0.5%	0.9%	0.6%	0.9%
Gain from acquisition of controlling interest in subsidiary	0.0%	0.0%	0.0%	-0.6%
Stock-based compensation	0.4%	0.4%	0.4%	0.4%
Impairment of assets	0.0%	0.0%	0.0%	1.3%
Gain on settlement of Patron tax case	0.0%	-24.4%	0.0%	-8.0%
Litigation and other one-time settlements	0.4%	0.0%	0.7%	10.3%
Non-GAAP operating margin	20.9%	19.2%	21.2%	21.5%

Reconciliation of GAAP cash provided by operating activities to non-GAAP free cash flow
Cash provided by operating activities	$7,386	$5,161	$18,498	$18,280
Less: Maintenance capital expenditures	952	812	1,788	1,291
Free cash flow	$6,434	$4,349	$16,710	$16,989

* Non-GAAP financial measures have been revised to no longer take into account acquisition costs and pre-opening costs currently and retroactively as of 3Q16